Exhibit 99.3
LEHMAN BROTHERS HOLDINGS INC.
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)

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                                                           Three Months Ended
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                                                                                               Percentage of
                                                      February 28          February 28         Dollar Change
                                                         2003                 2002               Inc/(Dec)
                                                   ---------------- --- ---------------    -------------------

Revenues:
   Principal transactions                               $   768          $       569
   Investment banking                                       371                  470
   Commissions                                              262                  289
   Interest and dividends                                 2,687                2,886
   Other                                                     12                   12
                                                    ----------------     ---------------
      Total revenues                                      4,100                4,226
   Interest expense                                       2,389                2,620
                                                    ----------------     ---------------
      Net revenues                                        1,711                1,606                7%
                                                    ----------------     ---------------

Non-interest expenses:
   Compensation and benefits                                873                  819
   Technology and communications                            143                  122
   Brokerage and clearance                                   86                   75
   Occupancy                                                 82                   69
   Business development                                      32                   34
   Professional fees                                         29                   20
   Other                                                     29                   27
                                                    ----------------     ---------------
      Total non-interest expenses                         1,274                1,166                9%
                                                    ----------------     ---------------
Income before taxes and dividends
 on trust preferred securities                              437                  440
Provision for income taxes                                  122                  128
   Dividends on trust preferred securities                   14                   14
                                                    ----------------     ---------------
Net income                                                $ 301          $       298                 1%
                                                    ================     ===============

Net income applicable to common stock                     $ 290          $       262               11%
                                                    ================     ===============

Earnings per common share
   Basic                                                 $1.20               $1.07
                                                    ================     ===============
   Diluted                                               $1.15               $0.99
                                                    ================     ===============

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